UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2008

PERINI CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

1-6314	04-1717070
(Commission File Number)	(IRS Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

(508) 628-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Merger Agreement

On April 2, 2008, Perini Corporation, a Massachusetts corporation (“Perini”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Perini, Trifecta Acquisition LLC, a California limited liability company and wholly-owned subsidiary of Perini (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), Ronald N. Tutor and shareholders of Tutor-Saliba.

Merger; Consideration. The Merger Agreement provides for the merger of Tutor-Saliba with Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement. Upon the effective time of the Merger (the “Effective Time”), the Tutor-Saliba shareholders will receive a total of 22,987,293 shares of Perini common stock (“Perini Common Stock”) in exchange for their shares of Tutor-Saliba common stock (“Tutor-Saliba Common Stock”), which will represent approximately 45% of the outstanding Perini Common Stock following the completion of the transaction.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including the receipt of required regulatory approvals and the approval by the shareholders of Perini of the issuance of the shares of Perini Common Stock in the Merger and an amendment to the articles of organization of Perini to increase the number of its shares of authorized capital stock.

Representations and Warranties; Covenants; Non-Solicitation; Change of Recommendation. The Merger Agreement also contains customary representations, warranties, covenants and indemnities of the parties to the agreement. Perini has agreed that it will not solicit interest in, provide any non-public information relating to Perini or its subsidiaries in connection with or participate in discussions or negotiations with respect to any alternative acquisition proposal, subject to exceptions set forth in the Merger Agreement. Perini has also agreed that neither its board of directors nor a special committee thereof will change its recommendation to holders of Perini Common Stock that they approve the transactions contemplated by the Merger Agreement, however, the board of directors or the special committee thereof may change its recommendation if it determines in good faith that the failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of the board of directors to the holders of Perini Common Stock under applicable law, subject to the terms and conditions set forth in the Merger Agreement.

Termination; Termination Fees; Expense Reimbursement. The Merger Agreement provides for customary termination rights of the parties to the agreement. The Merger Agreement also provides that, under specified circumstances following a termination of the agreement, Perini may be required to pay Tutor-Saliba a termination fee of $30 million and/or reimburse Tutor-Saliba for up to $5 million of its expenses.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms. The Merger Agreement contains representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement and the transactions and agreements contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

Shareholders Agreement

On April 2, 2008, in connection with the execution of the Merger Agreement, Perini entered into a Shareholders Agreement (the “Shareholders Agreement”) with Mr. Tutor, as the shareholder representative thereunder (the “Shareholder Representative”), and shareholders of Tutor-Saliba who will become shareholders of Perini upon consummation of the Merger. The Shareholders Agreement will become effective upon the closing of the Merger.

Board of Directors. The Shareholders Agreement provides that the Shareholder Representative will have the right to designate two nominees for election to the board of directors of Perini for so long as Mr. Tutor and certain of his affiliates, including two trusts that will receive Perini Common Stock in the Merger (the “Shareholder Representative Group”) owns at least 22.5% of the aggregate issued and outstanding shares of Perini Common Stock and one nominee if the Shareholder Representative Group owns less than 22.5% but more than 11.25% of the aggregate issued and outstanding shares of Perini Common Stock. The Shareholder Representative Group is expected to own approximately 43% of the outstanding shares of Perini Common Stock immediately following the closing of the Merger. In addition, for so long as Mr. Tutor serves as the Chief Executive Officer of Perini, he will be nominated for election to the board of directors of Perini. The Shareholders Agreement provides that the board of directors of Perini at the Effective Time will be comprised of Mr. Tutor, two designees of the Shareholder Representative and eight other directors nominated selected by Perini’s Nominating and Governance Committee (which are expected to include all of Perini’s existing directors).

Voting. Pursuant to the Shareholders Agreement, the Shareholder Representative Group will vote all of its shares of Perini Common Stock in support of the board of directors’ slate of directors. In addition, on all other matters to be voted on by shareholders of Perini, until the later of the third anniversary of the Effective Time or the date on which the Shareholder Representative Group owns less than 20% of the aggregate issued and outstanding shares of Perini Common Stock (the “Standstill Termination Date”), the Shareholder Representative Group will vote shares owned by the Shareholder Representative Group that are, in the aggregate, equal to up to 20% of the voting power of shares of Perini Common Stock, in its discretion and the balance of its shares of Perini Common Stock in the same proportions as all other shares of Perini Common Stock are voted on such matter.

Standstill. Pursuant to the Shareholders Agreement, until the Standstill Termination Date, the Shareholder Representative Group has agreed that it will not take certain actions that may be deemed to be actions to obtain control of Perini, including directly or indirectly soliciting proxies, initiating stockholders proposals, calling meetings or acquiring shares of Perini Common Stock that will result in the Shareholder Representative Group collectively owning shares of Perini Common Stock equal to more than the percentage of the total outstanding shares of Perini Common Stock to be held by the Shareholder Representative Group as of the Effective Time.

Transfer Restrictions; Registration Rights. The Shareholders Agreement provides that for six months after the closing date of the Merger (the “Closing Date”), none of the holders of Tutor-Saliba Common Stock immediately prior to the Effective Time may transfer or dispose of the shares of Perini Common Stock acquired pursuant to the Merger, other than pursuant to certain limited exceptions. After the six-month anniversary of the Closing Date and prior to the earlier of the fifth anniversary thereof and the termination of Mr. Tutor’s employment without “Cause” (as defined in the Employment Agreement referenced below), the Shareholder Representative Group will be able to transfer shares of Perini Common Stock only as long as it continues to collectively own at least 70% of the shares of Perini Common Stock acquired by the Shareholder Representative Group pursuant to the Merger. Following the earlier of the fifth anniversary of the Closing Date and the termination of Mr. Tutor’s employment without “Cause,” the Shareholder Representative Group may transfer shares of common stock of Perini so long as such transfers do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of Perini to any person or group until the Shareholder Representative Group owns less than 20% of the aggregate issued and outstanding shares of Perini Common Stock. Perini has agreed to give the shareholders of Tutor-Saliba who will become shareholders of Perini upon consummation of the Merger certain registration rights with respect to the shares of Perini Common Stock acquired pursuant to the Merger.

The foregoing description of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Employment Agreement

On April 2, 2008, in connection with the execution of the Merger Agreement, Perini entered into an Employment Agreement (the “Employment Agreement”) with Mr. Tutor. The Employment Agreement will become effective upon the closing of the Merger. The Employment Agreement is described in Item 5.02 below.

Item 3.02	Unregistered Sales of Equity Securities

On April 2, 2008, as consideration for the Merger described in Item 1.01 above, the Company agreed to issue 22,987,293 shares of Perini Common Stock to holders of shares of Tutor-Saliba Common Stock immediately prior to the Effective Time on the terms and subject to the conditions set forth in the Merger Agreement. The shares of Perini Common Stock will be issued as consideration in the Merger. In issuing these shares, the Company will rely on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, based on the terms and representations and warranties contemplated by the Merger Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Employment Agreement referred to above, Mr. Tutor has agreed that he will serve as Chief Executive Officer of Perini, as a member of Perini’s Board of Directors, and Chairman of the board of directors of Perini. He will receive an initial annual base salary of $1,500,000, subject to annual review and upward adjustment, an annual performance-based cash bonus equal to 175% of his base salary if target performance levels established by Perini’s Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target level), and will be eligible to participate in Perini’s equity incentive plan to be adopted after the Effective Time. Mr. Tutor is also entitled to various perquisites and benefits set forth in the Employment Agreement.

The initial term of the Employment Agreement is five years, and it renews automatically for successive one-year periods beginning on the Closing Date, unless either party thereto provides at least 90 days’ advance written notice of a decision not to renew.

If (i) the Company terminates Mr. Tutor’s employment for any reason other than for “Cause” or disability, or (ii) Mr. Tutor terminates his employment for “Good Reason” (as such terms are defined in the Employment Agreement), he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus, (2) a pro rata bonus for the calendar year in which Mr. Tutor’s employment ends in the amount of the bonus that would have been paid to Mr. Tutor had he remained with Perini for that entire calendar year, pro rated for the portion of the year prior to his termination, (3) all accrued benefits to which he is entitled as of the date of termination and (4) a cash lump sum payment equal to two times the sum of his base salary and target bonus for the year of termination, (4) immediate vesting of all outstanding equity awards held by Mr. Tutor, and (5) continued benefits for Mr. Tutor and his dependents for a period of 24 months. If Mr. Tutor’s employment is terminated other than for “Cause” or disability within two years of a change of control of Perini, the lump sum payment will be equal to three times his base salary and target bonus, and he and his dependents will receive continued benefits for a period of the greater of 36 months and the balance of his employment period. If Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Perini, he will be entitled to an additional “gross up payment” to compensate him for the amount of this additional excise tax. Mr. Tutor is subject to a covenant providing that for two years after the end of his employment he will not compete with Perini or solicit certain of its employees, unless his employment is terminated by Perini without “Cause” or he terminates his employment for “Good Reason,” in which case the non-compete provision expires as of the end of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.         Description

2.1	Agreement and Plan of Merger, dated as of April 2, 2008, by and among Perini Corporation, Trifecta Acquisition LLC, Tutor-Saliba Corporation, Ronald N. Tutor and shareholders of Tutor-Saliba Corporation signatory thereto.

4.1	Shareholders Agreement, dated as of April 2, 2008, by and among Perini Corporation, Ronald N. Tutor and the shareholders of Tutor-Saliba Corporation signatory thereto.

10.1	Employment Agreement, dated as of April 2, 2008, by and between Perini Corporation and Ronald N. Tutor.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on April 4, 2008.

PERINI CORPORATION

/s/    Kenneth R. Burk

By:  Kenneth R. Burk

Its:  Senior Vice President and

        Chief Financial Officer